                       FRANCHISE AGREEMENT (individual)
                                   CONTENTS

                                                                          PAGE

       INTRODUCTION  .................................................  1

1      FRANCHISE GRANT: TERM AND LOCATION  ...........................  1

2.     FRANCHISE FEE  ................................................  2

3.     FRANCHISEE REPRESENTATIONS  ...................................  2

4.     FRANCHISEE ASSOCIATION AND ADVISORY COUNCIL  ..................  3

5.     STANDARDS AND UNIFORMITY OF OPERATION  ........................  3

                A.     M.O.D. Manual .................................  4
                B.     Franchised Restaurant  ........................  4
                        1.     Repair and Maintenance  ...............  4
                        2.     Current Image .........................  5
                C.     Signs  ........................................  5
                D.     Equipment .....................................  6
                E.     Vending Machines, Etc  ........................  6
                F.     Menu and Service  .............................  6
                G.     Hours of Operation  ...........................  6
                H.     Uniforms ......................................  7
                I.     Advertising and Promotional Materials .........  7
                J.     Right of Entry and Inspection  ................  7
                K.     Interference with Employment Relations
                       of Others .....................................  7

6.     SERVICES AVAILABLE TO FRANCHISEE  .............................  7

7.     THE FRANCHISED RESTAURANT .....................................  9

8.     TRAINING  .....................................................  9

9.     ROYALTY AND ADVERTISING CONTRIBUTION  ......................... 10

                A.     Royalty  ...................................... 10
                B.     Advertising, Sales Promotion and Public
                       Relations  .................................... 10
                C.     Gross Sales  .................................. 11
                D.     Late Charge  .................................. 12
                E.     Payment  ...................................... 12

                       FRANCHISE AGREEMENT (individual)
                             CONTENTS (continued)
                                                                          Page

                F.     Audit of Advertising Contributions  .........  12

10.     ACCOUNTING PROCEDURES: RIGHT OF AUDIT  .....................  13

                A.     Accounting   ................................  13
                B.     Annual Financial Statements  ................  13
                C.     Audits of FRANCHISEE  .......................  13
                D.     Release of Financial Information  ...........  14

11.     LIMITATIONS OF FRANCHISE  ..................................  14

                A.   Trademarks, Trade Names, Service Marks
                                and Trade Secrets   ................  14
                B.   Independent Contractor ........................  15

12.     UNFAIR COMPETITION  ........................................  15

13.     INSURANCE: INDEMNIFICATION  ................................  16

14.     TAXES  .....................................................  17

15.     ASSIGNMENT AND TRANSFER: CONDITIONS
           AND LIMITATIONS  ........................................  18

16.     RIGHT OF FIRST REFUSAL  ....................................  24

17.     OPTION TO OBTAIN SUCCESSOR FRANCHISE AGREEMENT .............  25

18.     DEFAULT AND EFFECT OF TERMINATION  .........................  27

                A.     Default    ..................................  27
                B.     Effect of Termination   .....................  30

19.     RESTRICTIVE COVENANT   .....................................  31

20.     RESOLUTION OF DEVELOPMENT DISPUTES  ........................  31

                A.     Non-Binding Mediation  ......................  31
                B.     Binding Dispute Resolution  .................  32


                                      ii




CAPITAL PRINTING SYSTEMS]

                       FRANCHISE AGREEMENT (individual)
                             CONTENTS (continued)
                                                                          Page


                C.     Modification of Procedures  ................  32
                D.     Institution of Legal Proceedings ...........  32

21.     MISCELLANEOUS: GENERAL CONDITIONS .........................  32

                A.     Interpretation  ............................  32
                B.     Non-Waiver  ................................  32
                C.     Governing Law, Forum and Compliance  .......  33
                D.     Severability  ..............................  33
                E.     Notices  ...................................  34
                F.     Liability of Multiple Franchisees ..........  34
                G.     Modification  ..............................  34
                H.     Binding Effect  ............................  34
                I.     Survival ...................................  34
                J.     Attorneys' Fees ............................  35
                K.     Entire Agreement  ..........................  35

                EXECUTION  ........................................  35









                                      iii






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                                        RESTAURANT #
                                                    -----------------------
                                        ADDRESS
                                               ----------------------------

                                          ---------------------------------

                           BURGER KINGS* RESTAURANT
                              FRANCHISE AGREEMENT

      THIS AGREEMENT is made as of the ________ day of _______________________ 19__, by and between BURGER KING CORPORATION, a Florida corporation ("BKC") and
 __________________________________________ _________________("FRANCHISEE").

                                 INTRODUCTION

                A. BKC is the exclusive licensee of certain trademarks and service marks, including BURGER KING and HOME OF THE WHOPPER, which are registered or pending with the United States Patent and Trademark Office, and is the owner or exclusive licensee of other marks authorized for use in Burger King Restaurants (the "Burger King Marks").

                B. BKC is engaged in the business of operating and granting franchises to operate Burger King Restaurants using uniform standards, product specifications and operating procedures (the "Burger King System") and the Burger King Marks.

                C. FRANCHISEE desires to acquire a franchise to operate a Burger King Restaurant at the location for the entire Term specified in this Agreement. FRANCHISEE acknowledges that FRANCHISEE has received a copy of the Uniform Franchise Offering Circular of BKC and has had a full and adequate opportunity to be thoroughly advised of the terms and conditions of this Agreement by financial and legal counsel of FRANCHISEE'S own choosing at least Ten (10) business days, excluding weekends and Federal holidays ("Business Days") prior to its execution, and is entering into this Agreement after having made an independent investigation of BKC's operations and not upon any representation as to profits and/or sales volume which FRANCHISEE might be expected to realize, nor upon any representations or promises by BKC which are not contained in this Agreement.

        In consideration of the mutual covenants contained in this Agreement, the parties agree as follows:

1. FRANCHISE GRANT: TERM AND LOCATION

        BKC grants to FRANCHISEE and FRANCHISEE accepts a franchise for a period of Twenty (20) years to use the Burger King System and the Burger King Marks only in the operation of a Burger King Restaurant at ____________________________________ more fully described in Exhibit "A" (the
"Franchised Restaurant"), (the term "Franchised Restaurant" includes the real estate described on Exhibit "A" (the "Premises") and all "Improvements" constructed thereon wherever the context permits or requires). The term of this Agreement commences on the date the Franchised Restaurant opens for business (the "Commencement Date") and shall expire Twenty (20) years thereafter (the "Term") unless sooner terminated in accordance with the provisions of this Agreement. FRANCHISEE agrees to operate the Franchised Restaurant at the specified location for the entire Twenty (20) year Term. FRANCHISEE accepts this franchise with the full and complete understanding that the franchise grant contains no promise or assurance of renewal. The sole and entire conditions under which FRANCHISEE will have the opportunity of obtaining a Successor Burger King Franchise Agreement at expiration are those set forth herein in Paragraph 17. This franchise is


                                                                   EXHIBIT "A"
SAMPLE - SUBJECT TO CHANGE
WITHOUT NOTICE
for the specified location only and does not in any way grant or imply any area, market or territorial rights proprietary to FRANCHISEE.

2. FRANCHISE FEE

        FRANCHISEE acknowledges that the grant of this franchise constitutes the consideration for the payment by FRANCHISEE to BKC of Forty Thousand ($40,000.00) Dollars, and that this sum shall be fully earned by BKC upon the execution and delivery of this Agreement.

3. FRANCHISEE REPRESENTATIONS

        FRANCHISEE acknowledges its understanding of BKC's franchising policy of requiring all individuals who have any interest in the Franchised Restaurant, whether directly, beneficially or contingently, to be named in and be a party to the Franchise Agreement. If FRANCHISEE consists of more than one individual, the group must include an Operating Partner who, throughout the Term of the Agreement, lives in the locality of the Franchised Restaurant. The Operating Partner must have a minimum Fifty (50%) percent unencumbered equity ownership (including profits) and a minimum Fifty (50%) percent controlling interest through any voting apparatus in the Franchised Restaurant and must devote his full time and best efforts to the day-to-day operation of the Franchised Restaurant with no operational or management commitments in other businesses (except other Burger King Restaurants operated under franchises granted to such person by BKC). FRANCHISEE agrees that it has not avoided and will not hereafter, directly or indirectly, avoid the financial interest requirements and the direct operation requirements set forth above through entry into a management agreement, consulting agreement or any other such artificial device or arrangement. FRANCHISEE agrees to furnish BKC with such evidence as BKC may request from time to time for the purpose of assuring BKC that FRANCHISEE'S efforts and equity interest remain as represented in this Agreement.

4.      FRANCHISEE ASSOCIATION AND ADVISORY COUNCIL

        BKC shall, on a periodic basis, consult with representatives of an independent association whose membership is comprised of at least Fifty One percent (51%) of all Burger King franchise-owned and operated restaurants in the U.S.A. (the "Franchisee Association") relative to those matters expressly described in Paragraphs 5.B, 6, 8, 9 and 20.C of this Agreement. The representatives of the Franchisee Association shall be referred to herein as the "Franchisee Advisory Council". Membership by a Franchisee in the Franchisee Association shall be voluntary.

        FRANCHISEE agrees that BKC may consult with and consider the advice of the Franchisee Advisory Council.

        For purposes of this Franchise Agreement, to qualify as the "Franchisee Association," the association must have been formed for the primary purpose of representing the rights of franchisees, and membership in such association must be limited solely to Burger King franchisees, or officers, directors, partners or shareholders of Burger King franchisees, who in either case are not owned or controlled by BKC or its parent, or any subsidiary or affiliate of BKC.



                                                                   EXHIBIT "A"
SAMPLE - SUBJECT TO CHANGE
WITHOUT NOTICE

        BKC shall not prohibit nor restrict FRANCHISEE from associating with other franchisees, nor from forming, joining or participating in any franchisee trade association (the "Activities"). BKC shall not retaliate against FRANCHISEE because FRANCHISEE engages in the Activities. BKC's exercise and enforcement of its rights under any franchise agreement or the law shall not, by itself, constitute a breach of BKC's responsibilities under the preceding sentence.

5. STANDARDS AND UNIFORMITY OF OPERATION

        BKC shall establish, and cause approved suppliers to the Burger King System to reasonably comply with, product, service and equipment specifications as established by BKC from time to time.

        Suggestions from FRANCHISEE for improving elements of the Burger King System, such as products, equipment, uniforms, restaurant facilities, service format and Advertising, are encouraged and may or may not be considered by BKC when adopting or modifying standards, specifications and procedures for the Burger King System. FRANCHISEE acknowledges that any such suggestions made by FRANCHISEE hereunder shall become the exclusive property of BKC. BKC shall have no obligation to utilize suggestions and no obligation to provide compensation for any suggestion. FRANCHISEE may not utilize any such suggestions in the Franchised Restaurant without the prior written consent of BKC.

        A. M.O.D. Manual

        FRANCHISEE acknowledges and agrees that prompt adoption of and adherence to BKC's comprehensive restaurant format and operating system, including a standardized design, decor, equipment system, color scheme and style of building and signage, uniform standards, specifications and procedures of operation, quality and uniformity of product and services offered and the provisions of the Manual of Operating Data (the "MOD Manual"), as amended from time to time, are reasonable, necessary and essential to the image and success of all Burger King Restaurants (the "Burger King Restaurant System"). The MOD Manual contains the official mandatory restaurant operating standards, specifications and procedures prescribed from time to time by BKC for the operation of a Burger King Restaurant. The MOD Manual shall be kept at the Franchised Restaurant at all times and all changes or additions made by BKC shall be inserted upon receipt. In the event of any conflict between the MOD Manual kept at the Franchised Restaurant and the master copy maintained by BKC in Miami, Florida (or such other place as may be designated by BKC) the master copy shall control.

        FRANCHISEE agrees that changes in the standards, specifications and procedures may become necessary and desirable from time to time and agrees to accept and comply with such modifications, revisions and additions to the MOD Manual which BKC in the good faith exercise of its judgment believes to be desirable and reasonably necessary. The material and information set forth in the MOD Manual is confidential and proprietary to BKC and is to be used by FRANCHISEE only in connection with the operation of the Franchised Restaurant and other franchised Burger King Restaurants.
 The MOD Manual and other specifications, standards and operating procedures communicated in writing to FRANCHISEE shall be deemed a part of this Agreement.






                                                                   EXHIBIT "A"
SAMPLE - SUBJECT TO CHANGE
WITHOUT NOTICE

        B. Franchised Restaurant

        The Franchised Restaurant will be constructed and improved in the manner authorized and approved by BKC, and the appearance of the Franchised Restaurant will not thereafter be altered except as may be approved in writing by BKC.

                1. Repair and Maintenance. FRANCHISEE shall, at its expense, continuously throughout the Term of this Agreement maintain the Franchised Restaurant in good condition and repair in accordance with BKC's then current repair and maintenance standards. During the seventh and seventeenth years of the Term, FRANCHISEE shall provide to BKC such evidence as BKC deems satisfactory, in BKC's reasonable discretion, that the Franchised Restaurant is in good condition and repair and that the Franchised Restaurant is in compliance with BKC's then current repair and maintenance standards for Burger King Restaurants.

                2. Current Image. FRANCHISEE shall, improve, alter and remodel the Franchised Restaurant to bring it into conformance with the national and local plans, specifications and/or other standards for new or remodeled Burger King Restaurants as may hereafter be reasonably changed and defined from time to time by BKC ("Current Image") in accordance with the following timetable:

                        (i) During the tenth year of the Term, FRANCHISEE shall remodel, improve and alter the exterior of the Franchised Restaurant to conform with the Current Image in effect on the ninth anniversary of the date of this Agreement.

                        (ii) BKC and the Franchisee Advisory Council shall meet annually to discuss and establish the components of Current Image for the Franchised Restaurant. The Current Image as established by BKC and the Franchisee Advisory Council, from time to time, shall be binding upon FRANCHISEE. If BKC and the Franchisee Advisory Council do not agree on the Current Image, BKC and the Franchisee Association shall settle the matter by Arbitration by a sole arbitrator in accordance with the then current non-administered arbitration rules of the Center for Public Resources. The arbitration shall be governed by the United States Arbitration Act (U.S.A.A.), and judgment upon the decision rendered by the arbitrator shall be binding on FRANCHISEE and BKC and except as provided in Section 10(a) of the U.S.A.A., shall not be appealable in any forum. The decision may be entered by any court having jurisdiction thereof. The place of arbitration shall be Miami, Florida.

Failure of the Franchisee to comply with the terms of this Paragraph 5.B shall be deemed a material default of this Agreement.

        C. Signs

        The Burger King Marks will only be erected and displayed in the manner and at such locations as are approved and authorized by BKC, in writing. FRANCHISEE agrees to maintain and display signs reflecting the Current Image of Burger King Restaurants and shall not place additional signs or posters at the Franchised Restaurant without the prior written consent of BKC. Only signs from sources approved by BKC may be utilized at the Franchised Restaurant. FRANCHISEE shall discontinue the use of and destroy such signs as are declared obsolete by BKC within the reasonable time specified by BKC. Such signs are fundamental to the Burger King Restaurant System and FRANCHISEE hereby grants to BKC the right to enter the Franchised




                                                                   EXHIBIT "A"
SAMPLE - SUBJECT TO CHANGE
WITHOUT NOTICE

Restaurant to remove and destroy unapproved or obsolete signs in the event that FRANCHISEE has failed to do so within thirty (30) days after the written request of BKC.

        D. Equipment

        Only equipment approved by BKC which meets the criteria and performance standards of the Burger King Restaurant System may be used in the Franchised Restaurant. The equipment shall be maintained in a condition that meets operational standards specified in the MOD Manual and, as equipment becomes obsolete or inoperable, FRANCHISEE will replace the equipment with the types and kinds of equipment as are then approved for use in Burger King Restaurants. If BKC determines that additional or replacement equipment is needed because of a change in menu items or method of preparation and service or because of health or safety considerations, FRANCHISEE will install the additional equipment or replacement equipment within the reasonable time specified by BKC. Prior to mandating the use of a new or additional piece of equipment, BKC shall use reasonable efforts to field test the proposed new equipment.

        E. Vending Machines, Etc.

        Public telephones, newspaper racks, juke boxes, cigarette, gum and candy machines, rides, lottery ticket terminals, video games or any other games, or vending or amusement machines will not be installed on the Franchised Restaurant without the prior written approval of BKC. In the event such items are installed on the Franchised Restaurant, then all sums received by FRANCHISEE in connection with these items shall be included within "Gross Sales" as defined herein.

        F. Menu and Service

        All menu items which BKC may deem appropriate to take full advantage of the potential market and achieve standardization in the Burger King Restaurant System will be served, and no items which are not set forth in the MOD Manual or otherwise authorized and approved by BKC in writing will be served. FRANCHISEE shall only sell the approved menu items at retail to consumers from and through the Franchised Restaurant and shall not sell such items for redistribution or resale. FRANCHISEE shall adhere to all specifications contained in the MOD Manual or as otherwise prescribed by BKC as to ingredients, methods of preparation and service, weight and dimensions of products served, and standards of cleanliness, health and sanitation. All food, drink and other items will be served and sold in packaging that meets BKC's specifications. Only food, supplies, paper products and packaging from sources approved by BKC shall be used in the Franchised Restaurant.

        G. Hours of Operation

        The Franchised Restaurant shall be open for business at a minimum from 7:00 A.M. to 11:00 P.M., Seven (7) days a week, Fifty-Two (52) weeks a year, unless otherwise authorized or directed by BKC or unless prohibited by applicable law. The Franchised Restaurant may be closed on Thanksgiving Day and/or Christmas Day if a majority of the Burger King Restaurants in the market area (A.D.I.) in which the Franchised Restaurant is located elect to close on the holiday.




                                                                   EXHIBIT "A"
SAMPLE - SUBJECT TO CHANGE
WITHOUT NOTICE

        H. Uniforms

All employees shall only wear uniforms of such design and color as are from time to time specified by BKC.

        I. Advertising and Promotional Materials

        Only those advertising and promotional materials or items which are authorized by BKC in writing prior to use shall be used, sold or distributed, and no display or use of the Burger King Marks shall be made without the prior written approval of BKC. All materials on which the Burger King Marks are used must include the designation (R) or such other designation as BKC may specify.

        J. Right of Entry and Inspection

        BKC shall have the unrestricted right to enter the Franchised Restaurant to conduct such activities as it deems necessary to ascertain FRANCHISEE'S compliance with this Agreement. The inspections may be conducted without prior notice at any time when FRANCHISEE or one of his employees is at the Franchised Restaurant. The inspections will be performed in a manner which minimizes interference with the operation of the Franchised Restaurant.

        K.     Interference with Employment Relations of Others

        Neither BKC nor FRANCHISEE will attempt, directly or indirectly, to entice or induce, or attempt to entice or induce any employee of the other or of another Franchisee of BKC to leave such employment, or employ such employee within Six (6) months after his or her termination of employment with such employer, except with the prior written consent of such employer.

        6.      SERVICES AVAILABLE TO FRANCHISEE

        BKC agrees to provide the following services to FRANCHISEE and to use reasonable efforts to provide them in a manner reasonably designed for the Burger King System, including the use of technology deemed by BKC to be competitive in the quick service restaurant industry. Prior to making material changes to the content of, and manner by which, the following items or services are delivered to FRANCHISEE, BKC shall consult with the Franchisee Advisory Council to receive input as to the proposed change. The content of and manner by which the following services are to be delivered by BKC shall be within BKC's sole reasonable discretion:

        A. A reproducible copy of either (i) the standard architectural building plans and specifications for current approved free-standing buildings or double drive-thru buildings, or (ii) such other standard approved restaurant facility, whichever is applicable. Any modifications of the standard plans and specifications, whether requested or required by planning and zoning boards, building codes or otherwise, must be approved in writing by BKC and are to be paid for by FRANCHISEE.

        B. A pre-opening training program conducted at BKC training facilities and certified Burger King Restaurants.





                                                                   EXHIBIT "A"

SAMPLE - SUBJECT TO CHANGE
WITHOUT NOTICE

        C. Pre-opening and opening assistance by personnel of BKC at the Franchised Restaurant for a period of time as BKC deems appropriate under the circumstances. BKC may, in its reasonable discretion, consider the following factors: the experience of the FRANCHISEE, the type of facility being operated, whether the assistance is for a new opening or the reopening after a transfer of ownership of an already operating restaurant,the prior Burger King System experience of FRANCHISEE'S management, the projected volume of the restaurant, as estimated by FRANCHISEE, and any other factors that BKC deems appropriate for consideration.

        D. Opening promotion program. A portion of FRANCHISEE'S Advertising and sales promotion payment shall be available to implement grand opening promotions conducted after the Franchised Restaurant opens, in accordance with company policy at the time of opening (Exhibit "B"). Any additional costs incurred in implementing the program shall be FRANCHISEE's responsibility.

        E. BKC's MOD Manual, in an approved format a copy of which will be loaned to FRANCHISEE for the Term of this Agreement.

        F. Such merchandising, marketing and advertising research data and advice as may be developed from time to time by BKC and deemed by it to be helpful in the operation of a Burger King Restaurant.

        G. Standardized accounting, cost control and inventory control systems.

        H. Communication of new developments, techniques and improvements of BKC in food preparation, equipment, food products, packaging, service and restaurant management which are relevant to the operation of a Burger King Restaurant.

        I. Such ongoing support as BKC deems reasonably necessary to continue to communicate and advise FRANCHISEE as to the Burger King System including the operation of the Franchised Restaurant.

7. THE FRANCHISED RESTAURANT

        During the Term of this Agreement the Franchised Restaurant shall be used exclusively for the purpose of operating a franchised Burger King Restaurant.

        In the event the Franchised Restaurant shall be damaged or destroyed by fire or other casualty, or be required to be repaired or reconstructed by any governmental authority, FRANCHISEE shall, at its own expense, repair or reconstruct the Franchised Restaurant within a reasonable time under the circumstances. The minimum acceptable appearance for the restored Franchised Restaurant will be that which existed just prior to the casualty; however, every effort should be made to have the restored Franchised Restaurant reflect the then Current image, design and specifications of Burger King restaurants. If the Franchised Restaurant is substantially destroyed by fire or other casualty, FRANCHISEE may, with BKC agreement, terminate this agreement in lieu of FRANCHISEE reconstructing the Franchised Restaurant.




                                                                   EXHIBIT "A"
SAMPLE - SUBJECT TO CHANGE
WITHOUT NOTICE

8. TRAINING

        The Franchised Restaurant shall not open unless the Operating Partner and a designated restaurant manager have successfully completed BKC's training program in Miami, Florida or at such other locations as may be specified by BKC (the "Initial Training"). FRANCHISEE shall train the designated restaurant manager pursuant to BKC's then current "in-restaurant" operations training and certification program. BKC may, in its sole discretion, waive the Initial Training requirement for the designated restaurant manager.

        BKC shall provide, and the Operating Partner shall attend, continuing operations training programs from time to time as may be directed by BKC to re-enforce operational standards ("Continuing Operations Training"). The required frequency, duration and subject matter of the Continuing Operations Training shall be specified by BKC (the Initial Training and Continuing Operations Training programs are hereinafter collectively referred to as Training Programs), in its sole discretion, however. BKC and the Franchisee Advisory Council shall periodically review the Training Programs and BKC will consult with the Franchisee Advisory Council prior to making any material changes to the Training Programs. Such programs may be in Miami, Florida, or at such other locations as may be specified by BKC.

        There shall be no charge for the Operating Partner to participate in the Training Programs and no charge for the designated restaurant manager to participate in the Initial Training. FRANCHISEE shall be responsible for all travel and living expenses (including compensation of and worker's compensation insurance) for the Operating Partner and the manager while enrolled in any BKC Training Program and any other personal expenses.

        FRANCHISEE shall implement a training program for Franchised Restaurant employees in accordance with training standards and procedures prescribed by BKC and shall staff the Franchised Restaurant at all times during the Term of this Agreement with a sufficient number of trained employees including at least One (1) manager who has, within Six (6) months after becoming manager, successfully completed BKC's training program for restaurant managers at an accredited location to ensure that the Burger King operational standards are met. Requests for exemption from the manager training requirement will be considered on an individual basis and will be granted only in those situations where the employees have prior operational management experience in a Burger King Restaurant and demonstrate to BKC a thorough knowledge and understanding of the Burger King System.

9. ROYALTY AND ADVERTISING CONTRIBUTION

        A. Royalty

        FRANCHISEE agrees to pay to BKC a royalty of 3.5% of Gross Sales ("Royalty") for the use of the Burger King System and the Burger King Marks. Royalties shall be paid monthly by the Tenth (10th) day of each month based upon Gross Sales for the preceding month.

        B. Advertising, Sales Promotion and Public Relations

       (i) FRANCHISEE shall pay to BKC an amount equal to four (4%) percent of FRANCHISEE'S monthly Gross Sales by the Tenth (10th) day of each month based upon FRANCHISEE'S Gross Sales for the preceding month (the "Advertising Contribution"). This sum,

                                                                   EXHIBIT "A"
SAMPLE - SUBJECT TO CHANGE
WITHOUT NOTICE
less direct administrative expenses, will be used for (a) market research expenditures directly related to the development and evaluation of the effectiveness of Advertising and sales promotions, (b) creative, production and other costs incurred in connection with the development of Advertising, sales promotions and public relations (as limited by paragraph (vi) below), both in the market area of the Franchised Restaurant, as reasonably defined from time to time by BKC, and on a national basis and (c) various methods of delivering the Advertising or promotional message, including without limitation, television, radio, outdoor and print ("Media"). The allocation of the Advertising Contribution between national, regional and local expenditures shall made by BKC in its sole business judgment.

       (ii) Periodically, but no less frequently than once per year, BKC shall meet with the Franchisee Advisory Council to discuss and attempt to establish
(a) the types of Media to be used by BKC (the "Media Mix") and (b) the percentage of the total annual Advertising Contribution to be expended on Media (the "Media Spending Goal").

       (iii) If BKC and the Franchisee Advisory Council are unable to mutually establish the Media Spending Goal, BKC shall, subject to the limitation set forth in paragraph (v) below, have the right, in its sole business judgment, to establish the Media Spending Goal.

       (iv) If BKC and the Franchisee Advisory Council are unable to agree on the Media Mix, BKC shall have the right, in its sole business judgment, to establish the Media Mix. If BKC unilaterally establishes the Media Mix as provided above, BKC shall in no event spend more than ten (10%) percent of the prior fiscal year's national Media expenditures for new Media channels and any such new Media channel(s) must be accessible to no less than two-thirds (2/3) of the then established areas of dominant influence ("ADI's") in the United States.

       (v) BKC shall use reasonable efforts to meet the Media Spending Goal, subject to circumstances beyond its control; provided, however, that BKC shall spend no less than sixty-five (65%) percent of the total annual Advertising Contribution on Media.

       (vi) The annual expenditure on public relations shall not exceed one-half of one percent of the total annual Advertising Contribution.

       (vii) Certain Advertising funds shall be allocated for approved grand opening promotions in accordance with current company policy, a copy of which is attached as Exhibit "B".

       C. Gross Sales

       The term "Gross Sales" as used in this Agreement includes all sums charged by FRANCHISEE for goods, merchandise or services sold at or from the Franchised Restaurant, including all premiums unless exempted by BKC. The sale of Burger King products away from the Franchised Restaurant is not authorized; however, should any such sales be approved in the future, they will be included within the definition of Gross Sales. Gross Sales excludes any federal, state, county or city tax, excise tax, or other similar taxes collected by FRANCHISEE from customers based upon sales, and cash received as payment in credit transactions where the extension of credit itself has already been included in the figure upon which the Royalty and Advertising Contribution is computed.


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       D. Late Charge

       Any Royalty and Advertising and sales promotion Contribution not paid when due shall bear a late charge at the maximum rate allowed by Florida law or, if no maximum rate relating to this transaction is in effect in the State of Florida, 18% per annum. Nothing in this Agreement shall be construed to mean that FRANCHISEE is to pay, or has contracted to pay, any sum in excess of that which may lawfully be charged or contracted for under any applicable law. The intention of the parties is to conform strictly to applicable usury laws and it is agreed that if an excess is inadvertently collected it shall be applied to reduce the amount owed under Paragraphs 9.A and 9.B above.

       E. Payment

       All payments required to be made to BKC under this Agreement shall be made in Miami, Florida, or at such addresses and to such parties as BKC may designate in writing from time to time.

       F. Audit of Advertising Contributions

       Not more than once annually, the Franchisee Association shall have the right, following reasonable notice to BKC, to audit BKC's fiscal year-end results with regard to the income and expenditures of the Advertising Contribution received by BKC for Burger King restaurants located in the U.S.A. The audit shall be conducted in accordance with the criteria established by BKC following consultation with the Franchisee Advisory Council. The audit shall be at the sole cost of the Franchisee Association unless (i) the audit discloses a misappropriation of funds or (ii) a discrepancy resulting from an accounting error, which is in excess of three percent (3%) of the total annual Advertising Contribution received by BKC, in either of which events BKC shall reimburse the Franchisee Association for the reasonable costs of the audit. Only records of the past two fiscal years will be produced for the audit. The results of the audit will be made available, on request, to FRANCHISEE. FRANCHISEE shall have no independent right to audit, provided however, if no Franchisee Association exists, franchisees owning collectively at least thirty (30%) percent or more of all Burger King franchisee-owned and operated restaurants in the U.S.A. shall have the right to audit under the same terms and conditions set forth in this paragraph 9.F.

10. ACCOUNTING PROCEDURES: RIGHT OF AUDIT

       A. Accounting

       FRANCHISEE agrees to keep true, accurate and complete records of his business in such form as BKC now or hereafter may require and to furnish BKC with a monthly and fiscal year to date profit and loss statement in the format prescribed by BKC. FRANCHISEE shall also submit to BKC quarterly balance sheets, the first of which shall be for the period ending Three (3) months after the Franchised Restaurant opens. All profit and loss statements and balance sheets should be prepared in accordance with generally accepted accounting principles and shall be submitted to BKC within Twenty-Five (25) days after the end of the period covered by the report. In addition, FRANCHISEE shall retain for a period of at least Twenty-Four (24) months and upon request submit to BKC copies of all state sales tax returns and all supporting data and




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records relating to sales made at or from the Franchised Restaurant and such other records as BKC may reasonably request from time to time.

        B. Annual Financial Statements

        Within One Hundred Twenty (120) days after the close of each fiscal year, FRANCHISEE shall submit a full disclosure of all persons with any interest in the Franchised Restaurant and a complete annual financial statement for the Franchised Restaurant, which statement, if requested by BKC, shall be certified by a Certified Public Accountant.

        C. Audits of FRANCHISEE

        FRANCHISEE agrees that BKC or its representatives, at BKC's expense, shall, at all reasonable times, have the right to examine or audit the books, records, state sales tax returns or accounts of FRANCHISEE. BKC shall similarly have the right to examine or audit the books, records, state sales tax returns or accounts of any and all persons or entities who are guarantors, who have personal liability, or who have joint and severable liability under this Agreement in those instances in which FRANCHISEE has failed to make payments of the Royalty or Advertising fees in a timely fashion or has otherwise defaulted under this Agreement. In the event the audit discloses an understatement of Gross Sales which exceeds Five (5%) percent for any period or periods, FRANCHISEE shall, within Fifteen (15) days after the receipt of the audit report, pay BKC the Royalty of Three and one-half percent (3.5 %) and the Advertising fee of Four percent (4%) of the amount of each understatement plus the late charge identified in Paragraph 9.D of this Agreement from the date such payments were originally due, plus FRANCHISEE shall reimburse BKC for all costs of the audit including travel, lodging and wages, reasonably incurred.

        D. Release of Financial Information

        Except as otherwise provided in any lease between BKC or any of its affiliates and FRANCHISEE, BKC shall not release to third parties financial or operational information specifically relating to FRANCHISEE and/or the Franchised Restaurant without the consent of FRANCHISEE unless otherwise required by judicial or administrative order. If BKC is required to disclose such information, BKC shall use reasonable efforts to give FRANCHISEE notice thereof. Notwithstanding the foregoing however, BKC may release general financial or operational information relating to the Burger King System compiled in whole or in part from FRANCHISEE and/or the Franchised Restaurant so long as FRANCHISEE and/or the Franchised Restaurant are not specifically identified.

11. LIMITATIONS OF FRANCHISE

        A. Trademarks, Trade Names, Service Marks and Trade Secrets

        (1) FRANCHISEE acknowledges that ownership of all right, title and interest to the Burger King System and the Burger King Marks are and shall remain vested solely in BKC and/or Burger King Brands, Inc. ("BKB"), and FRANCHISEE disclaims any right or interest therein or the good will derived therefrom. FRANCHISEE agrees that all materials loaned or otherwise made available to him and all disclosures made to FRANCHISEE and not to the general public by or at the direction of BKC at any time before or during the Term of this Agreement relating to



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the Burger King System, including, without limitation, the MOD Manual in its entirety, financial information, marketing strategy and marketing programs are to be considered trade secrets of BKC for purposes of this Agreement and shall be kept confidential and used by FRANCHISEE only in connection with the operation of the Franchised Restaurant and other franchised Burger King Restaurants. FRANCHISEE agrees not to divulge any of the trade secrets to any person other than his employees and then only to the extent necessary for the operation of the Franchised Restaurant and, specifically, that FRANCHISEE will not, nor permit anyone to, reproduce, copy or exhibit any portion of the MOD Manual or any other trade secrets of BKC.

                (2) FRANCHISEE will not, directly or indirectly, at any time during the Term of this Agreement or thereafter, do or cause to be done any act or thing disputing, attacking or in any way impairing or tending to impair BKC's or BKB's right, title or interest in the Burger King Mark or the Burger King System. FRANCHISEE shall immediately notify BKC of all infringements or limitations of the Burger King Marks which come to his attention or challenges to FRANCHISEE's use of any of the Burger King Marks, and BKC shall exercise absolute discretion in deciding what action, if any, should be taken. FRANCHISEE agrees to cooperate in the prosecution of any action to prevent the infringement, limitation, illegal use or misuse of the Burger King Marks and agrees to be named as a party in any such action if so requested by BKC. BKC agrees to bear the legal expenses incident to FRANCHISEE's participation in such action, except for fees, expenses and other costs of FRANCHISEE'S personal legal counsel if FRANCHISEE elects to be represented by counsel of his own choosing.

                (3) In the adoption of a corporate or partnership name, FRANCHISEE shall not use any of the Burger King Marks, any variations or abbreviations, or any words confusingly similar to the Burger King Marks.

        B. Independent Contractor

        FRANCHISEE is an independent contractor and is not an agent, partner, joint venturer, joint employer, or employee of BKC, and no fiduciary relationship between the parties exists. FRANCHISEE shall be the sole and exclusive employer of its employees with the sole right to hire, discipline, discharge, and establish wages, hours, benefits, employment policies, and other terms and conditions of employment for its employees without consultation with or approval by BKC. BKC shall have no control over the terms and conditions of employment of FRANCHISEE's employees. FRANCHISEE shall have no right to bind or obligate BKC in any way nor shall he represent that he has any right to do so.

        In all public records and in FRANCHISEE's relationship with other persons, on stationery, business forms and checks FRANCHISEE shall indicate independent ownership of the Franchised Restaurant and that it is operated under a Franchise granted by BKC.


        FRANCHISEE shall exhibit at the Franchised Restaurant, in such places as may be designated by BKC, a notification that the Franchised Restaurant is operated by an independent operator and not by BKC.

12.     UNFAIR COMPETITION

        FRANCHISEE acknowledges the uniqueness of the Burger King System and that BKC is making its knowledge, know-how and expertise available to him for the purpose of operating the


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Franchised Restaurant. FRANCHISEE agrees that it would be an unfair method of competition for FRANCHISEE to use or duplicate or to allow others to use or duplicate any of the knowledge, know-how and expertise received from BKC for any use other than for the operation of franchised Burger King Restaurants. FRANCHISEE, therefore, warrants that during the Term of this Agreement, he will utilize his best and continuing efforts to promote and develop the business at the Franchised Restaurant and during the Term hereof and at all times thereafter will not directly or indirectly engage in the operation of any restaurant, other than the Franchised Restaurant and other Burger King Restaurants franchised from BKC, which utilizes or duplicates the Burger King System, any trade secrets of BKC, the Burger King Marks or the present or any former Burger King Current Image.

        13.     INSURANCE: INDEMNIFICATION

        A. FRANCHISEE agrees to carry at his expense during the Term of this Agreement Comprehensive General Liability insurance, including Products Liability and Broad Form Contractual Liability, in an amount of not less than ONE MILLION ($1,000,000.00) DOLLARS per occurrence for bodily injury and FIVE HUNDRED THOUSAND ($500,000.00) DOLLARS per occurrence for property damage, or in such increased amounts as BKC may reasonably request from time to time during the Term of this Agreement. Each policy will name BKC and its subsidiaries, its affiliated and parent companies as additional insured, will provide that the policy cannot be cancelled without Thirty (30) days prior written notice to BKC, will insure against the liability of BKC for both its and FRANCHISEE'S acts or omissions, and will insure the contractual liability of FRANCHISEE under Paragraph 13.C. Additionally, FRANCHISEE agrees to carry, at FRANCHISEE'S expense, umbrella coverage in an amount of ONE MILLION ($1,000,000.00) DOLLARS over the basic Comprehensive General Liability insurance per restaurant except that if FRANCHISEE owns more than ten (10) Burger King Restaurants, the umbrella coverage applicable to all such restaurants need not exceed TEN MILLION ($ 10,000,000) DOLLARS. The insurance afforded by the policy or policies respecting liability shall not be limited in any way by reason of any insurance which may be maintained by BKC. Prior to the Commencement Date, FRANCHISEE shall furnish to BKC Certificates of Insurance reflecting that the insurance coverage is in effect pursuant to the terms of this Agreement. All policies shall be renewed, and a renewal Certificate of Insurance mailed to BKC in Miami, Florida, or at such other location as may be specified by BKC prior to the expiration date of the policies. This obligation of FRANCHISEE to maintain insurance is separate and distinct from its obligation to indemnify BKC under the provisions of paragraph 13C and shall not be affected by reason of the negligence of or a claim of negligence against BKC.

        B. FRANCHISEE agrees to secure and pay premiums on a Worker's Compensation Policy covering himself and all his employees, as required by law.


        C. FRANCHISEE is responsible for all losses or damages and contractual liabilities to third persons arising out of or in connection with possession, ownership or operation of the Franchised Restaurant, and for all claims or demands for damages to property or for injury, illness or death of persons directly or indirectly resulting therefrom. FRANCHISEE agrees to defend, indemnify and save BKC and its subsidiaries, its affiliated and parent companies harmless of, from and with respect to any such claims, demands, losses, obligations, costs, expenses, liabilities, debts or damages. This obligation to indemnify and defend BKC shall apply even in the event of the negligence of or claim of negligence against BKC and regardless of whether the negligence or claim of negligence against BKC is as a result of the acts or omissions


                                                                   EXHIBIT "A"
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of BKC or that of the FRANCHISEE. However, the obligation of the FRANCHISEE to indemnify BKC for its own negligence shall be limited to an amount equal to the amount of insurance set forth in Paragraph 13.A. BKC's right to indemnity under this Agreement shall arise and be valid notwithstanding that joint or concurrent liability may be imposed on BKC by statute, ordinance, regulation or other law. The indemnification of BKC by FRANCHISEE for FRANCHISEE'S own negligence, acts or omissions, shall not be limited by the amount of insurance required under Paragraph 13.A. This indemnity obligation shall include, but not be limited to, claims related to the employment of FRANCHISEE'S employees. This obligation of FRANCHISEE to indemnify and defend BKC is separate and distinct from its obligation to maintain insurance under the provisions of paragraph 13.A.

        BKC shall notify FRANCHISEE of any claims, and FRANCHISEE shall be given the opportunity to assume the defense of the matter; however, BKC shall have the right to participate in the defense of any claim or action against it which is assumed by FRANCHISEE, at BKC's own cost and expense. If FRANCHISEE fails to assume the defense, BKC may defend the action in the manner it deems appropriate, and FRANCHISEE shall pay to BKC all costs, including attorneys' fees, incurred by BKC in effecting such defense, in addition to any sum which BKC may pay by reason of any settlement or judgment against BKC. No settlement of any claim against BKC shall be made by FRANCHISEE which is in excess of the amount of insurance referred to in Paragraph 13.A or which would subject BKC to liability in any amount not covered by such insurance without the prior written consent of BKC. Any final judicial determination of the negligence of BKC in an amount in excess of the policy limits of insurance required under Paragraph 13.A shall be the responsibility of BKC.

14.     TAXES

        FRANCHISEE shall pay when due all taxes levied or assessed in connection with the possession, ownership or operation of the Franchised Restaurant or in connection with amounts paid or received under this Agreement, including without limitation any sales, use or other ad valorem taxes (other than any tax that is measured by or related to the net income of BKC or to its corporate status in a state). If any such tax shall be paid by BKC, FRANCHISEE shall promptly reimburse BKC the amount paid. In the event of any bona fide dispute as to the liability for a tax assessed against FRANCHISEE, FRANCHISEE may contest the validity or the amount of the tax in accordance with procedures of the taxing authority. FRANCHISEE shall not permit a tax sale or seizure against the Franchised Restaurant or equipment.

15.     ASSIGNMENT AND TRANSFER: CONDITIONS AND LIMITATIONS

        A. This Agreement and the franchise grant are personal to FRANCHISEE, and FRANCHISEE shall not sell, assign or transfer this Agreement or any right of ownership interest in the franchise granted, nor permit any such assignment or transfer to occur directly, indirectly or contingently by agreement or operation of law without the prior written consent of an officer of BKC.

        B. FRANCHISEE shall not pledge, mortgage, hypothecate, give as security for an obligation or in any manner encumber this Agreement or the franchise granted herein except with the express written consent of BKC given in connection with the execution of BKC's then current third party intercreditor agreement. FRANCHISEE shall pay BKC a transfer fee of Two



                                                                   EXHIBIT "A"
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Thousand ($2,000) Dollars for the costs and expenses incurred by BKC in connection with facilitating the execution of the intercreditor agreement.

        C. In the event of the death or incapacity of FRANCHISEE or, if this Agreement has been assigned to a Corporation, the death of an owner of Voting Common Stock, BKC shall consent to a transfer of decedent's interest to his heirs, surviving spouse, or partner or shareholder owning at least Twenty-Five percent (25%) of the Voting Common Stock (if a corporation)(collectively and individually an "Heir"), subject to the following conditions:

                (1) The Heir must complete and be approved through BKC's standard franchisee selection process including satisfactorily demonstrating to BKC that the heir meets the financial, character, and managerial criteria, as well as equity ownership and such other criteria and conditions BKC shall then be applying in considering applications for new franchises.

                (2) The Heir shall have successfully completed BKC's training for new Franchisees.

                (3) The Heir shall agree, in writing, to assume liability for and to perform all the terms and conditions of this Agreement to the same extent as the original franchisee.

                (4) If the Heir is not approved or there is no heir, the estate of the deceased shall use its best efforts to sell the Franchised Restaurant to an acceptable party within Twenty-Four (24) months from the date of FRANCHISEE's death or incapacity, and BKC shall have an option, but not the obligation, to operate and/or manage the Franchised Restaurant for the account of FRANCHISEE's estate until the deceased or incapacitated FRANCHISEE's interest is transferred to another party acceptable to BKC. Should BKC elect to operate and/or manage the Franchised Restaurant, BKC shall make a complete accounting and shall forward the net income from the operation to FRANCHISEE's estate, less expenses and a reasonable management fee. If the conveyance of the Franchised Restaurant to a party acceptable to BKC has not taken place within the Twenty-Four (24)-month period, BKC shall have the option to purchase the Franchised Restaurant at fair market value.

        D. With the prior written consent of BKC, FRANCHISEE may assign this Agreement to a corporation (the "Corporation"). BKC may impose reasonable conditions on the assignment, including without limitation:

                (1) The assignment to the Corporation will not relieve FRANCHISEE of personal liability to BKC for the performance of all obligations under this Franchise Agreement.

                (2) For the purpose of determining compliance with this Agreement, BKC shall have the right at any time to examine and approve the form and content of the articles or certificate of incorporation and by-laws of the Corporation (the "Governing Instruments").

                (3) The Corporation shall issue Voting Common Stock and may issue either Non-Voting Common Stock or Non-Voting Preferred Stock. The Corporation may not issue both Non-Voting Common Stock and Non-Voting Preferred Stock. As used herein, the term "NonVoting Stock" refers to the Non-Voting Common Stock or the Non-Voting Preferred Stock and the term "Stock" refers collectively to Voting Common Stock and Non-Voting Stock.




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                (4) FRANCHISEE shall own One Hundred (100%) percent of the outstanding shares of Voting Common Stock. The Operating Partner must remain the owner of not less than Fifty (50%) percent of the outstanding shares of Voting Common Stock after any transfer or issuance of shares of the Corporation.

                (5) Shares of Non-Voting Stock may be issued to, owned and held only by the spouse and/or children of the FRANCHISEE ("Immediate Family Member") and key employees of FRANCHISEE's franchised Burger King
Restaurant(s). Prior to the issuance of any and all Stock, FRANCHISEE shall take all steps reasonably necessary to comply with applicable state and federal laws and regulations including any applicable disclosure requirements.

                (6) A Corporation issuing Non-Voting Stock shall adopt and use the provisions set forth in BKC's "Guidelines For The Preparation Of Corporate Governing Instruments" (the "Guidelines"), receipt of a copy of which is hereby acknowledged by FRANCHISEE.

                (7) Neither the governing instruments nor any other agreement shall grant to owners of shares of Non-Voting Stock the ability to prevent the approval of an action otherwise approved by the owners of all the shares of Voting Common Stock.

                (8) FRANCHISEE shall cause the Corporation to comply with the provisions of this Agreement, including the Guidelines and the governing instruments. If the Corporation fails or is unable to comply with these provisions, including but not limited to the provisions limiting the voting rights of owners of shares of Stock, the provisions limiting the number of owners of Voting Common Stock, the provisions limiting the payment of dividends and the provisions requiring redemption or repurchase of shares of Stock, then the FRANCHISEE shall take action to cause substantial compliance, which action may include the purchase by FRANCHISEE of shares of Non-Voting Stock and, if FRANCHISEE fails or is unable to cause substantial compliance, then BKC may declare FRANCHISEE and the Corporation in default under this Franchise Agreement and any other Franchise Agreement similarly affected by FRANCHISEE's failure or inability.

                (9) immediate Family Members and key employees shall not be required to become personally liable for the performance of the terms and conditions of the Franchise Agreement as a result of their ownership of shares of Non-Voting Stock.

                (10) Under the provisions set forth in the Guidelines, the governing instruments shall require that the Corporation shall redeem Non-Voting Stock at such time as the holder ceases to be a key employee or an Immediate Family Member.

                (11) No shares of Stock may be pledged, mortgaged, hypothecated, given as security for an obligation or in any manner encumbered.

                (12) Any sale, transfer, assignment or issuance of shares of Voting Common Stock shall be subject to BKC's approval. In the case of an acquisition of additional shares by the Operating Partner, this requirement shall be satisfied by BKC being given written notice describing the transaction within seven (7) days following the transfer or issuance. At no time shall the Corporation have more than five (5) holders of shares of Voting Common Stock unless otherwise authorized in writing by the Chief Executive Officer of BKC. Notwithstanding the


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



foregoing, BKC may, in the exercise of its reasonable discretion, permit more than five holders of shares of Voting Common Stock upon Compliance with each of the following conditions:

                (a) The additional holder ("Additional Holder") is an Immediate Family Member of an individual, original franchisee ("Original Franchisee"). No more than one Additional Holder shall be permitted per Original Franchisee.

                (b) The Additional Holder is approved as a Burger King Franchisee in accordance with then current BKC standards for approving new franchisees.

                (c) The Additional Holder agrees, in writing, to assume liability and to perform all the terms and conditions of the Franchise Agreement to the same extent as the Original Franchisee.

In no event shall there be more than five (5) Additional Holders nor at any time shall the combined total of Original Franchisees and Additional Holders exceed ten (10).

        (13) The Corporation shall not engage in any business activity other than that which is directly related to the ownership and operation of FRANCHISEE's franchised Burger King Restaurant(s).

        (14) The governing instruments of the Corporation shall reflect the limitation in the number of shareholders of Voting Common Stock and that the issuance and transfers of shares of Voting Common Stock are restricted and may be issued or transferred only with the written consent of BKC.

        (15)    All Stock certificates shall include the following legend:

THE OWNERSHIP AND TRANSFER OF THIS STOCK IS SUBJECT TO THE TERMS AND CONDITIONS OF THE ARTICLES OF INCORPORATION, THE BY-LAWS OF THIS CORPORATION AND OF A FRANCHISE AGREEMENT WITH BURGER KING CORPORATION. REFERENCE IS MADE TO SUCH FRANCHISE AGREEMENT AND THE PROVISIONS OF THE ARTICLES OF
INCORPORATION AND BY-LAWS OF THIS CORPORATION, COPIES OF WHICH ARE ON FILE WITH THE RECORDS OF THE CORPORATION.

        (16) FRANCHISEE shall comply with the requirements of Paragraph 11.A(3) of this Agreement in the adoption of any corporate name.

        E. If more than one (1) individual comprises the FRANCHISEE, the assignment, in whole or in part, by any such individual (the "Individual Seller") of his ownership interest in the Franchised Restaurant (or if this Agreement has been assigned to a Corporation or other entity pursuant to Paragraph 15.D herein, the assignment of his stock or other security of the Corporation or other entity) shall be subject to the prior written consent of BKC, which consent will not be unreasonably withheld upon compliance with the conditions required by BKC on the assignment. BKC shall use reasonable efforts to provide consent to the assignment to FRANCHISEE, or communicate notice of disapproval, within Ninety (90) days (for transactions involving less than ten
(10) restaurants the time frame shall be Sixty (60) days) of receipt by BKC of FRANCHISEE'S notice of assignment and the furnishing of all reasonably requested information. Conditions on the assignment may include but are not limited to the following:


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                (1) For the purpose of determining compliance with this
Agreement, BKC shall have the right at any time to examine and approve the form and content of the governing instruments.

                (2) All obligations of FRANCHISEE to BKC, whether arising under this Agreement or otherwise, must be satisfied at the time of transfer.

                (3) Prospective purchaser must complete and be approved through BKC's standard franchisee selection process including satisfactorily demonstrating to BKC that he meets the financial, character, managerial, equity ownership and such other criteria and conditions as BKC shall then be applying in considering applications for new franchises.

                (4) Prospective purchaser shall have satisfactorily completed BKC's training for new franchisees.

                (5) Approval by BKC of the terms of the contract of sale which impact the sufficiency of cash flow from the business after payment of debt service to provide for, among other things, any needed remodeling of the Franchised Restaurant.

                (6) FRANCHISEE seller shall pay BKC an assignment fee of Two Thousand ($2,000.00) Dollars for the costs and expenses incurred by BKC in connection with the transfer of the first Burger King Restaurant involved in the transaction and Five Hundred (500.00) Dollars for each additional Burger King Restaurant involved in the same transaction. In the event the prospective purchaser is not an existing approved Burger King Franchisee, FRANCHISEE seller shall pay BKC a New Franchisee Training Fee of Two Thousand ($2,000.00) Dollars in connection with the transfer of the first Burger King Restaurant involved in the transaction.

                (7) Execution by FRANCHISEE seller of a general release of BKC in a form satisfactory to BKC.

        F. If BKC does not accept the offer to purchase the Franchised Restaurant as provided in Paragraph 16, FRANCHISEE may conclude the sale to the purchaser who made the offer provided BKC's consent to the assignment be first obtained, which consent will not be unreasonably withhold upon compliance with the conditions imposed by BKC on the assignment. The conditions on the assignment may include, but are not limited to, the conditions set forth in Paragraph E above. BKC shall use reasonable efforts to provide consent of the assignment to FRANCHISEE, or communicate notice of disapproval, within Ninety (90) days (for transactions involving less than ten
(10) restaurants the time frame shall be Sixty (60) days) of receipt by BKC of FRANCHISEE'S notice of assignment and the furnishing of all reasonably requested information.

        G. In the event of a transfer, sale, assignment, merger or consolidation by FRANCHISEE of all interest in this Agreement, the Franchised Restaurant, or a transfer of all or part of an Individual Seller's interest in the Franchised Restaurant (or all or part of the stock if FRANCHISEE is a corporation as defined in paragraph 15.D above), the FRANCHISEE or Individual Seller (hereinafter "Transferor") shall remain personally liable for all Royalty, Advertising Contribution and other payments which come due during the periods of time hereinafter described. in accordance with the following criteria:


                                                                   EXHIBIT "A"
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                                      18





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                (1) If Transferor has transferred Transferor's interest
pursuant to a contract of sale which provides that installment payments of the purchase price are to be made to the Transferor or Transferor's designee, liability will continue for the longer of (i) twelve (12) months from date of assignment, or (ii) such time as the payments are to be made, including any extensions, provided, however, that after the first anniversary of such transfer, the liability of the Transferor shall be limited to the total amount of the original installment payments to be made under the contract for sale or other instrument evidencing the debt. In the event the holder of the note or other evidence of debt deems the obligation satisfied, Transferor will simultaneously be released from liability to BKC under this Agreement for Royalty and Advertising payments. Any contract for sale which provides for installment payments of the purchase price shall provide that such payments are subordinate to the payment of Royalty and Advertising Contributions called for in this Agreement and that the note or other evidence of the obligation shall not be assignable by the holder or payee.

                (2) If the Transferor has transferred Transferor's interest pursuant to a contract of sale which provides for cash payment in full, upon transfer, of the entire purchase price, the Transferor's liability shall continue for a period of twelve (12) months from the date of the tranfer, and shall be limited to the amount of Royalty fees and Advertising fees which accrued during such period and are not paid by Transferee. Upon payment of such amounts, Transferor shall be automatically released from any continuing liability under this Agreement for Royalty and Advertising payments.

        H. Following a transfer of Transferor's interest, in the event BKC seeks to enforce continuing liability pursuant to Paragraph 15.G of this Agreement against a transferor, the immediately preceding Transferor of an interest in the franchise will be afforded an opportunity to cure the default and the right to reassume the position of franchisee under the terms of this Franchise Agreement provided all of the following conditions have been met:

                (1) At the time of transfer, the Transferor must have been in good standing with BKC in accordance with the operational expansion criteria then in effect for Franchise Approval;

                (2) At the time of proposed re-entry, the Transferor must be in good standing and be able to satisfy BKC's then current Franchise Approval Criteria and Expansion Approval Criteria and deliver to BKC appropriate application forms and such other documents and agreements as BKC may reasonably require evidencing the assumption by Transferor of the rights and obligations under the remaining term of the Franchise Agreement.

                (3) At the time of re-entry, BKC shall be paid, in full, all sums past due and owing under this Franchise Agreement and any agreement related to the Franchised Restaurant, as well as any past due sums related to products or supplies sold by BKC for use in the Franchised Restaurant including without limitation, any pre- and post-petition amounts due from any franchisee with regard to the Franchised Restaurant which is the subject of a proceeding under the United States Bankruptcy Code or any similar law affecting the rights of creditors generally.

                (4) Transferor must take possession of and acquire control and dominion over substantially all of the tangible real and personal property associated with the operation of the Franchised Restaurant.


                                                                   EXHIBIT "A"
SAMPLE - SUBJECT TO CHANGE
WITHOUT NOTICE

        I. During the period of time in which Transferor remains liable pursuant to Paragraph 15.G above, BKC shall use reasonable efforts to send simultaneous copies of notices of default under this Franchise Agreement to Transferor. Transferor shall use reasonable efforts to send simultaneous copies of notices of default under any installment payment due to Transferor from Transferee. Failure of either party to provide copies of the notices of default shall not be an event of default under the terms of this Franchise Agreement. Transferor shall be afforded the same opportunity to cure as is set forth in the Notice of Default.

        J. In addition, FRANCHISEE agrees that, prior to acquiring any other Burger King Restaurant franchise which may be offered to him for sale or which he may offer to purchase, such franchise will first be offered to BKC on the same terms, conditions and price in accordance with Paragraph 16.

16.     RIGHT OF FIRST REFUSAL

        A. In the event FRANCHISEE receives an acceptable bona fide offer from a third party to purchase the Franchised Restaurant or any portion thereof or interest therein, FRANCHISEE shall give BKC written notice setting forth the name and address of the prospective purchaser, the price and terms of the offer together with a franchisee application completed by the prospective purchaser, a copy of the Purchase and Sale Agreement, executed by both FRANCHISEE and purchaser, and all exhibits, copies of any real estate purchase agreement or agreements, proposed security agreements and related promissory notes, assignment documents, title insurance commitment and any other information that BKC may request in order to evaluate the offer. BKC shall then have the prior option to purchase FRANCHISEE'S interest covered by the offer at the price and upon the same terms of the offer. If the consideration is not money, the purchase price shall be cash equal to the fair market value of the consideration. BKC shall have Twenty (20) Business Days after receipt of FRANCHISEE'S notice of offer and the furnishing of all reasonably requested information within which to notify FRANCHISEE of its intent to accept or reject the offer. Silence on the part of BKC shall constitute rejection. If the proposed sale includes assets of FRANCHISEE not related to the operation of franchised Burger King Restaurants, BKC may, at its option, elect to purchase only the assets related to the operation of franchised Burger King Restaurants and an equitable purchase price shall be allocated to each asset included in the proposed sale. This right of first refusal shall apply to any transfer, conveyance, assignment,,consolidation. merger or any other transaction in which legal or beneficial ownership of the franchise granted by this Agreement is vested in other than the individual FRANCHISEE. If this Agreement has been assigned to a Corporation in accordance with Paragraph 15 of this Agreement, then this right of first refusal shall also apply if Voting Common Stock in the Corporation is sold, assigned or transferred to individuals or entities other than those approved by BKC as owners of the Voting Common Stock.


        B. The election by BKC not to exercise its right of first refusal as to any offer shall not affect its right of first refusal as to any subsequent offer.

        C. Any sale, attempted sale, assignment or other transfer of the franchise grant other than a transfer pursuant to Paragraph 15.C or 15.D effected without first giving BKC the right of first refusal described above shall be void and of no force and effect. If this Agreement has been assigned to a Corporation in accordance with Paragraph 15 of this Agreement, any sale, attempted sale, assignment or other transfer of Voting Common Stock in the Corporation to individuals or entities other than those approved by BKC as owners of Voting Common Stock


                                                                   EXHIBIT "A"
SAMPLE - SUBJECT TO CHANGE
WITHOUT NOTICE
of such Corporation without first giving BKC the right of first refusal described above shall be void and of no force and effect.

17.     OPTION TO OBTAIN SUCCESSOR FRANCHISE AGREEMENT

        FRANCHISEE shall have, exercisable on the expiration date of the Term of this Agreement, an option to obtain a Successor Burger King Restaurant Franchise Agreement ("Successor Franchise Agreement") for a term of Twenty
(20) years, provided that:

        A. FRANCHISEE has given BKC written notice ("Notice") of its intention to exercise its Option to Obtain a Successor Franchise Agreement during the fourth year prior to the expiration of the Term of this Agreement.

        B. FRANCHISEE, at the time of the Notice and at the time of the expiration of the Term of this Agreement, is not in default of and has substantially complied with the terms and conditions of this Agreement consistently and throughout its Term, including but not limited to the following:

                (1) FRANCHISEE has operated the Franchised Restaurant in accordance with the terms and conditions of this Agreement, including, but not limited to, operating the Franchised Restaurant in compliance with the operating standards and specifications established from time to time by BKC as to quality of service, cleanliness, health and sanitation;

                (2) FRANCHISEE has satisfied, in a timely fashion, all financial obligations in accordance with the terms and conditions of this Agreement;

                (3) FRANCHISEE has maintained, improved, altered, replaced and remodeled the Franchised Restaurant, including, without limitation the Premises, Improvements, signs and equipment, throughout the Term of this Agreement in accordance with the terms and conditions of this Agreement.

                (4) FRANCHISEE shall have completed, not more then three (3) years and not less than three (3) months prior to the expiration of the Term of this Agreement, the improvements, alterations, remodeling or rebuilding of the interior and exterior of the Franchised Restaurant so as to reflect the then Current Image of Burger King Restaurants, pursuant to such plans and specifications as BKC reasonably approves.

                (5) Execution by FRANCHISEE of a general release of BKC in a form satisfactory to BKC.

        C. Within One Hundred and Twenty (120) days after receipt of the Notice, BKC shall advise FRANCHISEE in writing if FRANCHISEE is not eligible to obtain a Successor Franchise Agreement, specifying the reasons for such ineligibility and identifying whether such deficiencies are capable of cure. Between the date of the Notice and the expiration date of the Term of this Agreement, if any act, circumstance or omission causes FRANCHISEE to become ineligible to obtain a Successor Franchise Agreement then BKC shall advise FRANCHISEE in writing thereof, specifying the deficiency and identifying a cure period if applicable.


                                                                   EXHIBIT "A"
SAMPLE - SUBJECT TO CHANGE
WITHOUT NOTICE

        D. FRANCHISEE has the right to remain in possession of the Franchised Restaurant for the term of the Successor Franchise Agreement.

        E. FRANCHISEE shall execute the then current form of Successor Franchise Agreement, which may differ as to Royalty and Advertising Contributions, as well as other terms and conditions. FRANCHISEE shall, upon execution of the Successor Franchise Agreement, pay to BKC the then current Franchise Fee.

18.     DEFAULT AND EFFECT OF TERMINATION

        A. Default

        If an act of default hereunder is committed by FRANCHISEE, and FRANCHISEE fails to cure the default after any required notice and within the cure period applicable, BKC may, at its option and without prejudice to any other rights or remedies provided for hereunder or by law, terminate the Franchise Agreement by written notice or otherwise. The applicable cure period shall be as described below but, if a cure period is not specifically mentioned, it shall be Thirty (30) days. In some cases, as identified below, no cure period is allowed and no notice may be required. If any applicable law or rule requires a longer notice period or a longer cure period than that provided herein, then the period required under the law or rule shall be substituted for the requirements herein. The following are material acts of default and shall be good cause for termination:

                (1) FRANCHISEE fails to operate the Franchised Restaurant in accordance with the operating standards and specifications established from time to time by BKC as to service, cleanliness, health and sanitation. FRANCHISEE shall have Five (5) days after notification to cure the default.

                (2) FRANCHISEE sells any product which does not conform to BKC's specifications. FRANCHISEE shall have Five (5) days after notification to cure the default.

                (3) FRANCHISEE fails to sell products designated by BKC. FRANCHISEE shall have Five (5) days after notification to cure the default, provided, however, if for reasons beyond the control of FRANCHISEE, FRANCHISEE is unable to obtain such products within the cure period, the default cure period shall be extended for a reasonable period of time provided FRANCHISEE initiates and actively pursues substantial and continuing action within the cure period to cure such default.

                (4) FRANCHISEE sells products not approved by BKC. FRANCHISEE shall have Five (5) days after notification to cure the default.

                (5) FRANCHISEE uses equipment, uniforms or decor not approved by BKC.

                (6) FRANCHISEE fails to maintain the Franchised Restaurant in good condition and repair, or fails to make all improvements, alterations or remodelings as may be determined by BKC to be reasonably necessary to reflect the Current Image as provided in Paragraph 5.B, as and when required.


                                                                   EXHIBIT "A"
SAMPLE - SUBJECT TO CHANGE
WITHOUT NOTICE

                (7) FRANCHISEE fails to pay when due any Royalty or Advertising and sales promotion Contribution required to be paid under this Agreement. FRANCHISEE shall have Ten (10) days after notification to cure the delinquency.

                (8) FRANCHISEE (i) fails to submit any information required by Paragraph 10 above ("Accounting Procedures") or (ii) knowingly submits a financial statement which under states Gross Sales. If the act of default set forth in (ii) occurs, BKC shall have the right to immediately terminate this Agreement without notice and FRANCHISEE shall have no right to cure.

                (9) FRANCHISEE abandons the franchise relationship without the prior consent of BKC at any time during the Term of this Agreement. The cessation of operation of the Franchised Restaurant on the Premises other than with the consent of BKC, whether the Premises remain vacant or a converted to another use, shall be considered abandonment of the franchise relationship, provided, however, that the Franchised Restaurant shall not be deemed abandoned if the cessation is due to circumstances beyond FRANCHISEE's reasonable control (such as lack of electrical power, weather conditions, earthquakes, strikes and the like) and FRANCHISEE diligently undertakes to resume operations after the reason for such cessation has been abated.

                (10) FRANCHISEE ceases to occupy the Franchised Restaurant. If the loss of possession is the result of governmental exercise of eminent domain, FRANCHISEE may, with BKC's consent and subject to availability, relocate to other premises in the same market area for the balance of the term of this Agreement.

                (11) FRANCHISEE (if FRANCHISEE consists of more than one person, the Operating Partner or the partnership, and if the franchise has been assigned to a Corporation, the Corporation) files a petition or application seeking any type of relief under the Bankruptcy Code or any state insolvency or similar law, or someone files a petition or application seeking to have FRANCHISEE adjudicated a bankrupt, or seeking other relief against FRANCHISEE under the Bankruptcy Code or any state insolvency or similar law and the petitioner application is not dismissed within Ninety (90) days after it is filed. Subject to the applicable law, the Franchise shall terminate without notice or cure period upon the occurrence of this act of default as if that date were the expiration date and FRANCHISEE expressly and knowingly waives any rights that he may have under the provisions of the Bankruptcy Code and consents to the termination of this Agreement or any other relief which may be sought in a Complaint filed by BKC to lift the provisions of the automatic stay of the Bankruptcy Code. Additionally, FRANCHISEE agrees not to seek an Injunctive Order from any court in any jurisdiction relating to insolvency, reorganization or arrangement proceedings which would have the effect of staying or enjoining this provision.

                (12) FRANCHISEE admits in writing his inability to pay his debts as they mature or makes an assignment for the benefit of creditors, or a receiver (permanent or temporary) for any part of his property is appointed by a court of competent authority. If this act of default shall occur, BKC shall have the right to immediately terminate this Agreement without notice or cure period.

                (13) A final judgment against FRANCHISEE remains unsatisfied of record for Thirty (30) days (unless a supersede as or other appeal bond has been filed) or if a levy of


                                                                   EXHIBIT "A"
SAMPLE - SUBJECT TO CHANGE
WITHOUT NOTICE
execution is made upon the franchise granted by this Agreement or upon any property used in the Franchised Restaurant, and it is not discharged within Five (5) days of said levying.

                (14) Conviction of FRANCHISEE or, if this Agreement has been assigned to a Corporation, conviction of the Corporation or an officer, director or shareholder of the Corporation in a court of competent jurisdiction of an indictable offense punishable by a term of imprisonment in excess of One (1) year. If this act of default shall occur, BKC shall have the right to terminate this Agreement, such termination to be effective upon notice to FRANCHISEE but with no opportunity to cure.

                (15) FRANCHISEE uses or duplicates the Burger King System or engages in unfair competition in violation of Paragraph 12 or discloses any trade secrets of BKC in violation of Paragraph 11.A(1). If this act of default shall occur, BKC shall have the right to terminate this Agreement, such termination to be effective upon notice to FRANCHISEE but with no opportunity to cure.

                (16) FRANCHISEE denies BKC the right to inspect the Franchised Restaurant or to audit the sales and accounting records of the Franchised Restaurant.

                (17) Conduct by FRANCHISEE which is deleterious or reflects unfavorably on FRANCHISEE or the Burger King Restaurant System by exhibiting a reckless disregard for the physical and mental well being of employees, customers, BKC representatives or the public at large including, but limited to, battery, assault, sexual harassment or other forms of threatening, outrageous or unacceptable behavior.

                (18) Failure by FRANCHISEE to maintain a responsible credit rating by failing to make prompt payment of undisputed bills, invoices and statements from suppliers of goods and services to the Franchised Restaurant.

                (19) The sale, assignment, merger or transfer of any interest of FRANCHISEE in this Agreement in violation of Paragraphs 3, 15 or 16 and, if this Agreement has been assigned to a Corporation, the creation, sale, assignment, or transfer of the stock of the Corporation, in violation of Paragraphs 3, 15 or 16.

                (20) FRANCHISEE, without the written consent of BKC, enters into a management agreement or consulting arrangement relating to the Franchised Restaurant.

                (21) Failure to restore the Franchised Restaurant after damage or destruction as provided in Paragraph 7.

                (22) The knowing and intentional submission by FRANCHISEE of a franchise application and/or management commitment form which contains any false or misleading material statements or omits any material fact. If this act of default shall occur, BKC shall have the right to terminate this Agreement, such termination to be effective upon notice to FRANCHISEE but with no opportunity to cure.

                (23) Repeated breaches of provisions of this Agreement.

                (24) The acquisition of an interest in a business in violation of Paragraph 19.



                                                                   EXHIBIT "A"
SAMPLE - SUBJECT TO CHANGE
WITHOUT NOTICE

                (25) Failure by FRANCHISEE to comply with any other provisions of this Agreement.

        The failure of BKC to terminate this Agreement upon the occurrence of one or more events of default will not constitute a waiver or otherwise affect the right of BKC to terminate this Agreement because of a continuing or subsequent failure to cure one or more of the aforesaid events of default or any other default.

        B.      Effect of Termination

                (1) Upon termination or expiration of this Agreement, FRANCHISEE's right to use the Burger King Marks and the Burger King System shall terminate. FRANCHISEE shall not thereafter identify himself as a Burger King franchisee or publicly identify himself as a former Burger King franchisee or use any of BKC's trade secrets, promotional materials, the Burger King Marks or any mark confusingly similar, nor shall FRANCHISEE disclose any of BKC's trade secrets. Upon termination or expiration of this Agreement, FRANCHISEE will immediately return to BKC the MOD Manual loaned to him, together with all other material containing trade secrets.

                (2) FRANCHISEE grants to BKC, upon termination or expiration of this Agreement, the option to purchase all usable paper goods, containers and printed menus bearing the Burger King Marks at FRANCHISEE's cost, and to purchase the restaurant equipment. furniture, fixtures and signs at fair market value.

                (3) If the parties do not enter into a Successor Franchise Agreement, FRANCHISEE agrees to immediately upon termination or expiration of this Agreement, make such removals or changes in signs and the building as BKC shall request, so as to effectively distinguish the building an premises from its former appearance and from any other Burger King Restaurant. In the event FRANCHISEE fails to make the changes, FRANCHISEE consents to BKC entering the building and premises to make non-structural changes at FRANCHISEE's expense.

                (4) In the event of termination for any default of FRANCHISEE, any damage suffered by BKC shall be a lien in favor of BKC against the personal property, machinery, fixtures and equipment owned by FRANCHISEE on the premises at the time of default.

                (5) The foregoing shall be in addition to any other rights and remedies of BKC that exist under statute, regulation or common law.

19.     RESTRICTIVE COVENANT

        FRANCHISEE covenants and agrees that during the Term of this Agreement he will not own, operate or have any interest in any hamburger business except other franchised Burger King Restaurants. FRANCHISEE further covenants and agrees that for a period of One (1) year after any sale, assignment, transfer, termination or expiration of this Agreement, FRANCHISEE will not own, operate or have any interest in any fast-food business, except other franchised Burger King Restaurants, either at or within Two (2) miles of the Franchised Restaurant.


                                                                   EXHIBIT "A"
SAMPLE - SUBJECT TO CHANGE
WITHOUT NOTICE

20.     RESOLUTION OF DEVELOPMENT DISPUTES

        A.    Non-Binding Mediation

        BKC and FRANCHISEE agree that they shall attempt to resolve any dispute ("Development Dispute") that arises out of a decision by BKC to develop or authorize development of a new restaurant ("Development Decision"), by negotiation between FRANCHISEE and representatives of BKC who have authority to settle the Development Dispute. The BKC representative shall be at a higher level of management than the person with direct responsibility for the initial Development Decision. If the matter has not been resolved within Thirty (30) days of referral of the Development Dispute to the BKC representative for negotiation, BKC and FRANCHISEE shall attempt to settle the Development Dispute by non-binding mediation. The mediation procedure to be followed by the parties shall be set forth in BKC's then current Procedures for Resolving Development Disputes (the "Procedures").

        B.    Binding Dispute Resolution

        The Procedures shall also set forth a binding dispute resolution process which may be initiated pursuant to the Procedures at the sole election of FRANCHISEE in the event the dispute is not resolved through the mediation process. Subject to modifications made pursuant to the following paragraph, the Procedures shall remain valid and enforceable by FRANCHISEE and BKC for the term of this Agreement.

        C.    Modification of Procedures

        The terms and conditions of the Procedures shall not be materially modified by BKC without the express written approval of the Franchisee Advisory Council.

        D.    Institution of Legal Proceedings

        FRANCHISEE shall not institute any legal or administrative proceeding for claims arising out of a Development Decision without first attempting to resolve the Development Dispute through negotiation and non-binding mediation. If the Development Dispute has not been resolved through negotiation or mediation pursuant to paragraphs 20.A and FRANCHISEE has not timely elected the optional binding dispute resolution pursuant to 20.B above, either party may initiate litigation.

21.     MISCELLANEOUS: GENERAL CONDITIONS

        A.    Interpretation

        The Introduction shall be considered a part of this Agreement. Paragraph captions are used only for convenience and are in no way to be construed as part of this Agreement or as a limitation of the scope of the particular paragraphs to which they refer. Words of any gender used in this Agreement shall include any other gender, and words in the singular shall include the plural, where the context requires.


                                                                   EXHIBIT "A"
SAMPLE - SUBJECT TO CHANGE
WITHOUT NOTICE

        B. Non-Waiver

        The failure of BKC to exercise any right or option given to it under this Agreement, or to insist upon strict compliance by FRANCHISEE with the terms and conditions of this Agreement shall not constitute a waiver of any terms or conditions of this Agreement with respect to any other or subsequent breach, nor a waiver by BKC of its right at any time thereafter to require exact and strict compliance with the terms and conditions of this Agreement. The rights or remedies set forth in this Agreement are in addition to any other rights or remedies which may be granted by law.

        C.      Governing Law, Forum and Compliance

                (1) This Agreement shall become valid when executed and accepted by BKC. The parties agree that it shall be deemed made and entered into in the State of Florida and shall be governed and construed under and in accordance with the laws of the State of Florida.

                (2) FRANCHISEE and BKC acknowledge and agree that the U.S. District Court for the Southern District of Florida, or if such court lacks jurisdiction, the 11th Judicial Circuit (or its successor) in and for Dade County, Florida, shall be the venue and exclusive proper forum in which to adjudicate any case or controversy arising, either directly or indirectly, under or in connection with this Franchise Agreement except to the extent otherwise provided in this Agreement and the parties further agree that, in the event of litigation arising out of or in connection with this Agreement in these courts, they will not contest or challenge the jurisdiction or venue of these courts.

                (3) Anything in this Agreement to the contrary notwithstanding, FRANCHISEE shall conduct his business in a lawful manner and faithfully comply with applicable laws or regulations of the United States and the state, city or other political subdivision in which the Franchised Restaurant is located.

        D. Severability

        BKC and FRANCHISEE agree that if any provision of this Agreement may be construed in two ways, one of which would render the provision illegal or otherwise voidable or unenforceable and the other of which would render the provision valid and enforceable, such provision shall have the meaning which renders it valid and enforceable. The language of all provisions of this Agreement shall be construed according to its fair meaning and not strictly against BKC or FRANCHISEE. It is the desire and intent of BKC and FRANCHISEE that the provisions of this Agreement be enforced to the fullest extent, and should any provision be invalid or unenforceable under Florida law, but valid under the laws of the state where the Franchised Restaurant is located, the provision shall be governed by the law of that state. In the event any court shall determine that any provision in this Agreement is not enforceable as written, BKC and FRANCHISEE agree that the provision shall be amended so that it is enforceable to the fullest extent permissible under the laws of the jurisdiction in which enforcement is sought. The provisions of this Agreement are severable and this Agreement shall be interpreted and enforced as if all completely invalid or unenforceable provisions were not contained in the Agreement, and partially valid and enforceable provisions shall be enforced to the extent that they are valid and enforceable.


                                                                   EXHIBIT "A"
SAMPLE - SUBJECT TO CHANGE
WITHOUT NOTICE

        E. Notices

                (1) All notices to BKC shall be in writing and shall be delivered or sent by registered or certified mail, postage fully prepaid, addressed to it at its offices at P.O. Box 020783, Miami, Florida 33102-0783,
Attention: General Counsel, or at such other address as BKC shall from to time designate in writing.

                (2) All notices to FRANCHISEE shall be in writing and shall be hand delivered or sent by registered or certified mail or telegraph, addressed to FRANCHISEE at the Franchised Restaurant or FRANCHISEE'S last designated in writing mailing address.

                (3) Notices shall be deemed delivered on the earlier of actual receipt or the Third (3rd) day after being deposited in the U.S. Mail.

        F. Liability of Multiple Franchisees

        If FRANCHISEE consists of more than one person, each partner's liability and obligation under this Agreement shall be joint and several.

        G. Modification

        This Agreement may only be modified or amended by a written document executed by BKC and FRANCHISEE.

        H. Binding Effect

        This Agreement shall be binding upon the parties, their heirs, executors, personal representatives, successors or assigns.

        I. Survival

        Any provisions of this Agreement which impose an obligation after termination or expiration of this Agreement shall survive the termination or expiration of this Agreement and be binding on the parties.

        J.      Attorney's Fees

        In any litigation to enforce the terms of this Agreement, all costs and all attorney's fees (including those incurred on appeal) incurred as a result of the legal action shall be paid to the prevailing party by the other party.

        K. Entire Agreement

        This Agreement, together with the Franchise Application, Management Commitment Form, Capitalization Plan and Target Reservation Agreement submitted by FRANCHISEE to BKC upon which BKC is relying in granting this franchise, constitute the entire agreement of the parties and supersedes all prior negotiations, commitments, representations and undertakings of the parties with respect to the subject matter of this Agreement.


                                                                   EXHIBIT "A"
SAMPLE - SUBJECT TO CHANGE
WITHOUT NOTICE

WITNESS:                                  BURGER KING CORPORATION


                                            By:
- ----------------------------                   --------------------------------
                                                       Vice President


                                            Attest:
- ----------------------------                       ----------------------------
                                                        Assistant Secretary
                                                        (Corporate Seal)

WITNESS:                                    FRANCHISEE:


- ----------------------------                -----------------------------------



- ----------------------------                -----------------------------------




                                                                   EXHIBIT "A"
SAMPLE - SUBJECT TO CHANGE
WITHOUT NOTICE

                                  EXHIBIT "A"
                              [LEGAL DESCRIPTION]

















                                                                   EXHIBIT "A"
SAMPLE - SUBJECT TO CHANGE
WITHOUT NOTICE

                                  EXHIBIT "B"
                         BURGER KING MARKETING ACCOUNT
                       NEW RESTAURANT MARKETING ACCOUNT

EFFECTIVE DATE JUNE 1, 1991 FOR NEW RESTAURANT OPENINGS

        A new Restaurant Marketing Account will be established for each new restaurant in the Burger King USA system. Its purpose shall be to reimburse the franchisee/manager for Advertising and promotion expenses incurred in executing a marketing program for a new restaurant.

        Burger King Corporation through its Marketing Account shall contribute $2,500 to the New Restaurant Marketing Account. The $2,500 New Restaurant Marketing Account will be charged to the National Marketing Fund in the quarter in which the restaurant opens.

        The Account may not be used to promote another restaurant and expenditures from the Account must be for Advertising or promotion. Examples of expenditures which would not qualify for payment from the Account are:

1 .     Food cost related to redemption of promotion coupons.
2 .     Hourly or management labor provided by restaurant employees.
3 .     Permanent decor items.
4 .     Membership fees.
5 .     Donations, unless publicity results are documented.
6.      WHOPPER cards.

        These are examples and not meant to be all inclusive.

        The franchisee/manager will submit a new Restaurant Marketing plan for approval by the Franchise Manager. An approved plan must be on file prior to any restaurant activities, since no reimbursements will be made until the approved plan has been received. The New Restaurant Marketing program must be completed within 210 days (seven months) of the restaurant's opening day. If an approved New Restaurant Marketing program is not conducted within the 210 day period, all monies will revert to the National Marketing Fund on the 211th day. Two additional months will be allowed to present reimbursement requests to Marketing Account Administration. The expenses must be for Advertising or promotion which occurred during the prescribed seven month period. Any balances remaining at the end of the nine month period will revert to the National Marketing Fund.

        Request for reimbursement along with copies of all invoices must be forwarded on the prescribed form. Marketing Account Administration will reimburse the restaurant for qualifying expenditures. The Franchise Manager shall have the responsibility of screening invoices submitted by the franchisee/manager and rejecting those which do not qualify as Advertising or promotion and/or which do not constitute a normal New Restaurant Marketing Account expense.

                            BURGER KING CORPORATION

                         GUIDELINES FOR PREPARATION OF
                        CORPORATE GOVERNING INSTRUMENTS

        The Burger King(R) Restaurant Franchise Agreement (the "Agreement") provides, at Paragraph 15.D that the Franchisee may, with the prior written consent of Burger King Corporation ("BKC") assign the Agreement to a corporation (the "Corporation") so long as certain reasonable BKC conditions, including but not limited to those set forth in the Agreement are met. The Agreement also provides, at Paragraph 15.D(6) that if the Corporation wishes to issue either Non-Voting Common Stock or Non-Voting Preferred Stock (it may not issue both), articles or certificate of incorporation and the by-laws of the Corporation (herein the "governing instruments") must contain at least the provisions set forth in these Guidelines For Preparation Of Corporate Governing Instruments.

        Before setting forth the required provisions, a note of CAUTION is in order. The issuance of stock to family members and key employees may involve and invoke security registration and sales laws, "blue sky" disclosure laws, wage and hour laws and numerous other federal, state and local laws and regulations. A Franchisee should not, under any circumstances, issue, sell or give away Voting or NonVoting Stock of any sort without first discussing the matter in depth with an attorney and following his or her instructions carefully.

        The required provisions have been divided into those which relate to Non-Voting Common Stock and those which relate to Non-Voting Preferred Stock. Under Paragraph 15.D(3) of the Agreement, the Corporation may not issue both Non-Voting Common Stock and Non-Voting Preferred Stock.

        It should also be noted that Paragraph 11.A.(3) of the Agreement requires that in the adoption of a corporate or partnership name, the Franchisee may not use any of the Burger King Marks, or any variation, abbreviation, or words confusingly similar to the Burger King Marks.

                Provisions Regarding Non-Voting Common Stock

        A. The aggregate number of authorized shares of stock of the Corporation shall be (corporation will insert number) of which (a) (insert number) shall be designated shares of Voting Common Stock of the par value of (insert number) per share (the "Voting Common Stock"), and (b) (insert number) shall be designated shares of Non-Voting Common Stock of the par value of (insert number) per share.

        B. So long as the Corporation is the assignee of any Burger King Franchise, the relative rights, preferences and limitations of the Voting Common Stock and the Non-Voting Common Stock are as follows:

        1. Voting Common Stock

        (a) Voting Common Stock shall only be issued to and held by those natural persons who are approved as franchisees by Burger King Corporation. No more than five natural persons may hold shares of Voting Common Stock. Notwithstanding the foregoing, BKC may, in the exercise of its reasonable discretion, permit more than five holders of shares of Voting Common Stock upon compliance with each of the following conditions:

              (a) The additional holder ("Additional Holder") is an Immediate Family Member of an individual, original franchisee ("Original Franchisee"). No more than one Additional Holder shall be permitted per Original Franchisee.


                                                                   EXHIBIT "A"
SAMPLE - SUBJECT TO CHANGE
WITHOUT NOTICE

                (b) The Additional Holder is approved as a Burger King Franchisee in accordance with then current BKC standards for approving new franchisees.

                (c) The Additional Holder agrees, in writing, to assume liability and to perform all the terms and conditions of the Franchise Agreement to the same extent as the Original Franchisee.

In no event shall there be more than five (5) Additional Holders nor at any time shall the combined total of Original Franchisees and Additional Holders exceed ten (10). If a holder of shares of Voting Common Stock is not a natural person approved as a franchisee by Burger King Corporation, the shares of Voting Common Stock shall be deemed to be shares of Non-Voting Stock until they are repurchased pursuant to Section 3.

        (b) The holders of shares of Voting Common Stock shall be entitled to receive, out of the funds of the Corporation legally available for such purpose, dividends as and when declared by the Board of Directors.

        (c) In the event of any liquidation, dissolution or distribution of the assets of the Corporation the holders of shares of the Voting Common Stock together with holders of the Non-Voting Common Stock (whose rights are limited as set forth in Section 2(d)) shall be entitled to share ratably in the distribution of all remaining assets of the Corporation available for distribution.

        2.  Non-Voting Common Stock

        (a) Non-Voting Common Stock shall only be issued to and held by either
(1) a member of the immediate family (which consists of the spouse and children) of the holder of shares of Voting Common Stock, or (2) a "key employee" of the Corporation.

        (b) The aggregate number of outstanding Shares of Non-Voting Common Stock shall not exceed 25% of the sum of (a) the aggregate number of outstanding shares of Voting Common Stock and (b) the aggregate number of outstanding shares of Non-Voting Common Stock.

        (c) Except as specifically required by applicable law, holders of Non-Voting Common Stock shall not have the right to vote. If the holders of shares of Non-Voting Common Stock have the right to vote on an action under applicable law, they shall vote as a single class with the holders of shares of Voting Common Stock.

        (d) In the event of any liquidation, dissolution or distribution of the assets of the Corporation the holders of shares of Non-Voting Common Stock together with the holders of the shares of Voting Common Stock shall be entitled to share ratably in the distribution of all remaining assets of the Corporation available for distribution, except that no holder of shares of Non-Voting Common Stock may receive, in its capacity as a holder of shares of Non-Voting Common Stock, any interest in the Burger King Franchise other than an interest in the proceeds of any disposition thereof.

        (e) Except as set forth in Section 2(c) and 2(d), the holders of shares of Non-Voting Common Stock shall have all the rights and privileges of holders of shares of Voting Common Stock.

        3.  Repurchase

        To the extent permitted by law, the Corporation shall repurchase shares of Non-Voting Common Stock at such time as the holder thereof ceases to be a key employee of the Corporation or a member of the immediate family of a holder of Voting Common Stock and shall repurchase shares of Voting Common Stock at such time as the holder thereof ceases to be a person meeting the requirements hereunder of a holder of shares of Voting Common Stock, for an amount per share (corporation will insert an applicable pricing mechanism) provided, however, that such amount per share shall not exceed: (i) the aggregate of


                                                                   EXHIBIT "A"
SAMPLE - SUBJECT TO CHANGE
WITHOUT NOTICE
net income and net losses reported to the Internal Revenue Service less taxes paid or payable, dividends previously paid, declared or accrued and prior redemptions and repurchases of shares of capital stock of the Corporation, divided by (ii) the total number of shares of Voting Common Stock and Non-Voting Common Stock outstanding immediately prior to such proposed repurchase.

                Provisions Regarding Non-Voting Preferred Stock

        A. The aggregate number of shares of all classes of stock which the Corporation shall have authority to issue is (corporation will insert number), to be divided into two classes consisting of (insert number) shares of a class designated "Preferred Stock", of the par value of (insert number) per share, and (insert number) shares of a class designated "Common Stock", of the par value of (insert number) per share.

        B. So long as the Corporation is the assignee of any Burger King Franchise, the relative rights, preferences and limitations of the shares of each class are as follows:

        1. Preferred Stock

        The Preferred Stock may be issued from time to time in one or more series, with such designation or title, in such number of shares and with the relative rights and preferences (a) as may be fixed by resolution of the Board of Directors without further action by shareholders, (b) as may be fixed by the shareholders, or (c) as set forth below; provided, however, that in no event will holders of outstanding shares of Preferred Stock have rights more extensive than the following:

        (a) Holders of shares of Preferred Stock shall be either (1) a member of the immediate family (which consists of the spouse and children) of the holders of the shares of Common Stock or (2) a "key employee" of the Corporation.

        (b) Shares of Preferred Stock shall not be convertible into shares of Common Stock.

        (c) Except with respect to amendments to this instrument which adversely affect the relative rights and preferences of holders of shares of Preferred Stock, for any action on which the holders of shares of Preferred Stock are entitled to vote under applicable law, the holders of outstanding shares of Preferred Stock so entitled to vote shall vote, for these purposes only, with the holders of outstanding shares of Common Stock, and the maximum vote which all such holders of shares of Preferred Stock shall have is 25% of the aggregate number of outstanding shares of Preferred Stock and Common Stock, taken as a whole, entitled to vote on such action.

        (d) Upon liquidation, dissolution or distribution of the assets of the Corporation, the holders of all outstanding shares of Preferred Stock shall not be entitled to receive more than 25% of the proceeds upon such liquidation, dissolution or distribution; provided, however, that in no event will the holders of shares of Preferred Stock be entitled to receive upon liquidation, dissolution or distribution of assets any interest in the Burger King Franchise other than an interest in the proceeds from any disposition thereof.

        2. Common Stock

        (a) Common Stock shall only be issued to and held by those natural persons who are approved as franchisees by Burger King Corporation. No more than five natural persons may hold shares of Common Stock. If a holder of shares of Common Stock is not a natural person approved by Burger King Corporation, the shares of Common Stock so held shall be subject to repurchase pursuant to Section 3.

        (b) Subject to the prior payment or provision therefor of dividends on the Preferred Stock, the holders of shares of Common Stock shall be entitled to receive out of the funds of the Corporation legally available for such purpose dividends as and when declared by the Board of Directors.


                                                                   EXHIBIT "A"
SAMPLE - SUBJECT TO CHANGE
WITHOUT NOTICE

        (c) In the event of any liquidation, dissolution or distribution of the assets of the Corporation and after satisfaction of the preferential requirements of the Preferred Stock, the holders of shares of Common Stock shall be entitled to share ratably in the distribution of all remaining assets of the Corporation available for distribution.

         3. Redemption and Repurchase

        (a) To the extent permitted by law, the Corporation shall redeem shares of Preferred Stock for (corporation will insert an applicable redemption price or pricing mechanism) at such time as the holder thereof ceases to be a key employee of the Corporation or a member of the immediate family of a holder of Voting Common Stock; provided, however, that the amount per share to be paid upon such redemption shall not exceed 25% times (i) the aggregate of net income and net losses previously reported by the Corporation to the Internal Revenue Service, less taxes paid or payable with respect to such reported net income less the sum of dividends paid, declared or accrued and prior redemption and repurchases of shares of Preferred Stock and Common Stock, divided by (ii) the total number of shares of Preferred Stock outstanding at such time, including the shares to be redeemed.

        (b) To the extent permitted by law, the Corporation shall repurchase shares of Common Stock at such time as the holder thereof ceases to be a person approved by Burger King Corporation as a franchisee, for an amount per share (corporation will insert applicable pricing mechanism); provided, however, that such amount per share shall not exceed: (i) the aggregate of net income and net losses previously reported by the Corporation to the Internal Revenue Service less taxes paid or payable with respect to such reported net income, less the sum of amounts paid or payable for dividends previously paid, declared or accrued and prior redemptions and repurchases of shares of capital stock of the Corporation, and amounts which may be payable preferentially to holders of all outstanding shares of Preferred Stock under Sections 1 and 3(a), divided by (ii) the total number of shares of Common Stock outstanding immediately prior to such proposed repurchase.

                                                                   EXHIBIT "A"
SAMPLE - SUBJECT TO CHANGE
WITHOUT NOTICE